Exhibit 99.1

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except unit amounts)

(Unaudited)

	September 30,	December 31,
	2023 (Unaudited)	2022
Assets
Current assets
Cash	$491	$646
Other receivables	220	295
Cryptocurrencies	134	51
Notes receivable	1,439	—
Finance lease right-of-use asset, current	1	1
Prepaid expenses and other current assets	189	178

Total current assets	2,474	1,171

Restricted cash	323	323
Property and equipment, net	32,227	37,156
Operating lease right-of-use asset	2,327	2,454
Finance lease right-of-use asset	49	96
Long-term deposits	5,400	4,941

Total assets	$42,800	$46,141

Liabilities and Members’ deficit
Current liabilities
Accounts payable	$2,974	$4,598
Operating lease liability, current	225	205
Finance lease liability, current	6	377
Notes payable, net	8,388	667
Accrued expenses and other current liabilities	3,743	3,175

Total current liabilities	15,336	9,022
Notes payable, net	52,115	45,682
Payable to lessor – construction in progress	271	504
Warrant liability	94,768	76,423
Unearned grant revenue	195	195
Deferred tax liability	—	229
Operating lease liability	2,167	2,300
Finance lease liability	94	98

Total liabilities	164,946	134,453

Commitments and contingencies (See Note 13)
Members’ deficit
Class A Units, (1,740,000 units authorized, issued and outstanding)	2,168	2,168
Class B Units, (8,360,000 units authorized; 8,160,000 units issued and outstanding)	200	200
Class C Units, (2,500,000 units authorized; 2,413,367 units issued, and 2,095,078 and 1,658,381 outstanding at September 30, 2023 and December 31, 2022, respectively)	—	—
Accumulated members’ deficit	(124,514)	(90,680)

Total members’ deficit	(122,146)	(88,312)

Total liabilities and members’ deficit	$42,800	$46,141

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue
Cryptocurrency mining revenue, net of mining pool operator fees	$2,243	$2,309	$5,912	$11,896
Mining services revenue	2,614	3,206	8,078	5,277
Other revenue	1	160	80	780

Total revenue, net	4,858	5,675	14,070	17,953
Operating expenses
Cost of revenues (excluding depreciation and amortization)	3,625	4,421	10,239	8,844
Depreciation and amortization	1,326	1,863	4,437	5,323
Compensation and related taxes	1,854	2,540	5,976	8,230
Professional and consulting fees	545	473	2,491	3,033
General and administrative	505	812	1,886	4,119
Sales and marketing	4	—	13	89
Impairment of cryptocurrencies	109	118	253	4,722
Realized gain on sale of cryptocurrencies	(44)	(143)	(273)	(2,506)

Total operating expenses	7,924	10,084	25,022	31,854
Gain on disposal of property and equipment	4	90	1,484	153

Loss from operations	(3,062)	(4,319)	(9,468)	(13,748)
Other income (expense)
Loss on contingency	—	—	—	(438)
Loss in fair value of warrant liability	(974)	(1,539)	(4,598)	(513)
Gain on extinguishment – non-debt related	—	—	375	—
Other income, net of other expense	—	—	453	200
Interest expense	(8,013)	(17,952)	(21,022)	(22,756)

Total other expense	$(8,987)	$(19,491)	$(24,792)	$(23,507)

Loss before income taxes	(12,049)	(23,810)	(34,260)	(37,255)

Income tax benefit	(188)	(151)	(354)	(294)

Net loss	$(11,861)	$(23,659)	$(33,906)	$(36,961)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

(amounts in thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30, 2023
	Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount
Balance, July 1, 2023	1,740,000	$2,168	8,160,000	$200	1,957,909	$—
Vesting of incentive units	—	—	—	—	137,169	—

Balance, Sep 30, 2023	1,740,000	$2,168	8,160,000	$200	2,095,078	$—

	Three Months Ended September 30, 2022
	Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount
Balance, July 1, 2022	1,740,000	$2,168	8,160,000	$200	1,333,089	$—
Vesting of incentive units	—	—	—	—	162,839	—

Balance, Sep 30, 2022	1,740,000	$2,168	8,160,000	$200	1,495,928	$—

	Nine Months Ended September 30, 2023
	Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2023	1,740,000	$2,168	8,160,000	$200	1,658,381	$—
Vesting of incentive units	—	—	—	—	436,697	—

Balance, Sep 30, 2023	1,740,000	$2,168	8,160,000	$200	2,095,078	$—

	Nine Months Ended September 30, 2022
	Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2022	1,740,000	$2,168	8,160,000	$200	893,633	$—
Vesting of incentive units	—	—	—	—	602,295	—

Balance, Sep 30, 2022	1,740,000	$2,168	8,160,000	$200	1,495,928	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

(amounts in thousands, except per unit amounts)

	Three Months Ended September 30, 2022		Three Months Ended September 30, 2023
	Accumulated Members’ Deficit	Total Members’ Deficit	Accumulated Members’ Deficit	Total Members’ Deficit

Balance, July 1	$(40,175)	$(37,807)	$(112,679)	$(110,311)
Unit-based compensation	33	33	26	26
Net income (loss)	(23,659)	(23,659)	(11,861)	(11,861)

Balance, September 30	$(63,801)	$(61,433)	$(124,514)	$(122,146)

	Nine Months Ended September 30, 2022		Nine Months Ended September 30, 2023
	Accumulated Members’ Deficit	Total Members’ Deficit	Accumulated Members’ Deficit	Total Members’ Deficit
Balance, Jan 1	$(26,939)	$(24,571)	$(90,680)	$(88,312)
Unit-based compensation	99	99	72	72
Net income (loss)	(36,961)	(36,961)	(33,906)	(33,906)

Balance, September 30	$(63,801)	$(61,433)	$(124,514)	$(122,146)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Nine Months Ended
	September,
	2023	2022 (Restated)
Cash flows from operating activities:
Net (loss) income	$(33,906)	$(36,961)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,437	5,323
Gain on disposal of property and equipment	(1,484)	(153)
Realized gain on sale of cryptocurrencies	(273)	(2,506)
Loss contingency	—	—
Gain on extinguishment of leases	(375)	—
Loss (gain) on change in fair value of warrant liability	4,598	513
Impairment of cryptocurrencies	253	4,722
Non-cash interest expense	21,022	19,222
Unit-based compensation	72	99
Operating right-of-use asset	182	48
Cryptocurrency mined, net	(6,598)	(12,319)
Changes in operating assets and liabilities:
Other receivables and notes receivables	(1,365)	(614)
Prepaid expenses and other current assets	(11)	1,522
Long term deposits	(460)	269
Accounts payable	(1,615)	8,776
Accrued expenses and other current liabilities	567	2,029
Deferred tax liability	(229)	(530)
Operating lease liability	(168)	116
Finance lease liability	(2)	(17)

Net cash used in operating activities	(15,355)	(10,461)

Cash flows from investing activities:
Proceeds from sale of cryptocurrencies	6,535	24,508
Deposits on purchases of property and equipment	—	(7,374)
Purchases of property and equipment	(110)	(15,006)
Proceeds from disposal of property and equipment	2,132	336

Net cash provided by investing activities	8,557	2,464
Cash flows from financing activities:
Proceeds from issuance of US dollar notes payable	7,795	9,781
Repayment of U.S. dollar notes payable	(1,152)	—

Net cash provided by financing activities	6,643	9,781

Net increase (decrease) in cash	(155)	1,784
Cash at beginning of period	969	609

Cash at end of period	$814	$2,393

Reconciliation of cash and restricted cash to the Consolidated Balance Sheet
Cash	$491	$2,070
Restricted Cash	323	323

Total cash and restricted cash	$814	$2,393

Supplemental cash flow disclosures:
Cash paid for interest	856	3,159
Fair value of payment made in cryptocurrency for revenue share consideration	—	475
Right-of-use asset and lease liability associated with financing lease	—	47
Right-of-use asset and lease liability associated with operating lease	55	1,375
Fair value of warrant liability issued in connection with notes payable	58,454	17,123

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except unit and per unit amounts or as otherwise indicated)

(Unaudited)

1. Description of Business

Griid Infrastructure LLC (“GRIID” or, the “Company”) is a privately held, vertically integrated bitcoin mining company based in Cincinnati, Ohio that owns and operates a growing portfolio of energy infrastructure and high-density data centers across North America. The Company has built a cryptocurrency mining operation, which operates specialized computers (also known as “miners”) that generate cryptocurrency. Currently, the only cryptocurrency mined by GRIID is bitcoin. The Company was formed in the State of Delaware on May 23, 2018.

On November 29, 2021, Adit EdTech Acquisition Corp., a Delaware corporation (“ADEX”), entered into an agreement and plan of merger (the “Merger Agreement”) by and among ADEX, ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of ADEX (“Merger Sub”), and GRIID Holdco LLC, a Delaware limited liability company (“GRIID Holdco”). The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into GRIID Holdco (the “Merger”), the separate limited liability company existence of Merger Sub will cease and GRIID Holdco, as the surviving company of the Merger, will continue its existence under the Limited Liability Company Act of the State of Delaware as a wholly owned subsidiary of ADEX.

At the closing of the Merger (the “Closing”), the limited liability company membership interests of Merger Sub will be converted into an equivalent limited liability company membership interest in GRIID Holdco and each limited liability company membership unit of GRIID Holdco that is issued and outstanding immediately prior to the effective time of the Merger will automatically be converted into and become the right to receive such unit’s proportionate share, as determined in accordance with the Merger Agreement, of 58,500,000 shares of ADEX common stock, par value $0.0001 per share (“Common Stock”).

In connection with the Closing, ADEX, the initial stockholders of ADEX and certain GRIID Holdco members will enter into an investor rights agreement (the “Investor Rights Agreement”) to provide for certain registration rights related to their Common Stock and private warrants of ADEX. ADEX has agreed to, among other things, file within 30 days of Closing a resale shelf registration statement covering the resale of all securities registrable under the Investor Rights Agreement.

It is anticipated that the Merger will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“U.S. GAAP”), whereby the net assets of GRIID and Adit are carried over at historical cost, with no goodwill or other intangible assets recognized as part of the transaction. Under this method of accounting, GRIID will be treated as the “acquirer” company for financial reporting purposes, since 1) the existing GRIID Holdco equity holders are expected to represent a majority of the voting power of the combined company, 2) GRIID’s operations will also constitute the ongoing operations of the combined company, and 3) GRIID’s senior management will represent a majority of the senior management of the combined company.

2. Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the Company’s Consolidated Financial Statements for the nine months ended September 30, 2022, the Company has restated its Consolidated Financial Statements with respect to the treatment of the cryptocurrency sale proceeds, beginning cash related to restricted cash and the purchases of fixed assets with long-term deposits.

There is a restatement related to the reclass in the recognition of realized gain or loss in sale of cryptocurrencies as well as the purchases of fixed assets from long term deposits. The Company reclassed the proceeds from the sale of cryptocurrencies from operating activities to investing activities on the consolidated statements of cash flows. The Company reclassed the long-term deposits used to purchase fixed assets from operating activities to investing activities. The Company also restated the beginning balance of cash to include restricted and unrestricted cash for the beginning of the period. These restatements did not result in any change in total net income (loss) from operations or the cash balances for the nine months ended September 30, 2022.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Nine Months Ended September 30, 2022
	As Reported	Adjustment	As Restated
Beginning balance of cash	$286	$323	$609
Net cash provided by (used in) operating activities	19,011	(29,472)	(10,461)
Net cash used in investing activities	(27,008)	29,472	2,464
Ending cash balance	2,070	323	2,393

3. Liquidity and Financial Condition

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Since its inception, the Company has incurred net losses. During the nine months ended September 30, 2023 and 2022, the Company incurred net losses of $33,906 and $36,961. As of September 30, 2023, the Company had an accumulated deficit of $124,514.

As of September 30, 2023, the Company had cash and cash equivalents of $491 which are available to fund future operations. The ongoing viability of the Company is largely dependent on the future financial and operating performance of the Company. To date, the Company has, in large part, relied on debt financing to fund its operations. Management expects to continue to incur significant expenses for the foreseeable future while the Company makes investments to support its anticipated growth. The Company’s ability to continue is dependent upon bitcoin prices remaining at or above certain levels. Based upon current and historical volatility of bitcoin the Company is unable to be certain that it can profitably mine bitcoin to support its operations. As such, there exists substantial doubt about the Company’s ability to remain a going concern within one year after the date these consolidated financial statements were issued.

COVID-19

The COVID-19 global pandemic has been unprecedented and unpredictable and is likely to continue to result in significant national and global economic disruption, which may adversely affect GRIID’s business. Based on the Company’s current assessment, however, the Company does not expect any material impact on its long-term strategic plans, its operations, or its liquidity. However, the Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.

4. Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting Pronouncements

Basis of Presentation

The Company’s unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP.

Principles of Consolidation

The Company’s unaudited consolidated financial statements include the accounts of the Company and its eight wholly-owned subsidiaries: Union Data LLC (“Union Data”), Red Dog Technologies LLC (“Red Dog”), GIB Compute LLC (“GIB”), Data Black River LLC (“Data Black River”), Ava Data LLC (“Ava Data”), Jackson Data LLC (“Jackson Data”), Badin Data LLC (“Badin Data”), Tullahoma Data LLC (“Tullahoma Data”), LaFolette Data LLC (“LaFolette Data”) and Rutledge Development and Deployment LLC (“Rutledge Development and Deployment”).

All intercompany balances and transactions have been eliminated in consolidation. Amounts within the notes to the unaudited consolidated financial statements are presented in thousands of U.S. dollars, except for unit and per unit amounts or as otherwise indicated.

Unaudited Interim Financial Information

In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of its financial position and its results of operations, changes in members’ deficit and cash flows. The accompanying consolidated balance sheet as of September 30, 2023 is unaudited. The accompanying consolidated balance sheet as of December 31, 2022 was derived from audited annual financial statements but these unaudited notes do not contain all of the disclosures from the previously audited annual financial statements. The accompanying unaudited consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and related notes thereto as of and for the year ended December 31, 2022.

During the nine months ended September 30, 2023, there were no significant changes to the Company’s significant accounting policies described in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022.

Use of Estimates

The preparation of unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such judgements, estimates and assumptions include revenue recognition, the useful lives and recoverability of long-lived assets, unit-based compensation expense, impairment analysis of indefinite lived intangibles, and the fair value of the Company’s warrant liability and embedded derivative liability. Actual results experienced by the Company may differ from those estimates.

Revenue Recognition

The Company earns revenue under payout models determined by the mining pool operator. The payout model relevant to the Company during the nine months ended September 30, 2023 and 2022 is referred to as Full Pay Per Share (“FPPS”). The Company notes that all revenue recognized during the nine months ended September 30, 2023 and 2022 was sourced from mining pools operating under the FPPS model.

The Company earns 5% of the generated cryptocurrency revenue that is earned under the Mining Services Agreement (see Note 13). The Company records revenue and expense from the arrangement on a gross basis, as the Company represents the principal in relation to the contract. Per the agreement, a $1,000 payment is made by the Customer one month in advance as prepayment for the reimbursement of direct operating and electricity costs. Reimbursement payments are considered reimbursement revenues. Direct costs incurred and reimbursed are also recorded as cost of goods sold. The Company records its revenue related to the 5% revenue share of the generated cryptocurrency under the Mining Services Agreement on a gross basis under mining services revenue in the Statement of Operations.

The Company earns various revenues under a development and operation agreement with Helix Digital Partners, LLC (“HDP”). The Company earns curtailment revenue during the months in which HDP curtails the supply of electricity to mines and sells the electricity to the market. A management fee is also recognized in connection with this agreement. The Company also generates cryptocurrency with a percentage to be paid to HDP the following month under the agreement. The Company records the revenues and expenses related to this agreement on a gross basis. The management fee is recognized as mining services revenue, whereas the curtailment revenue and revenue share amounts are recognized as other revenue. All amounts, due to each party, are accrued for and paid out in the next month.

Restricted Cash

As of September 30, 2023, the Company has $323 of restricted cash related to a utility surety letter of credit for Red Dog.

Reclassifications

Certain reclassifications have been made within the September 30, 2023 and September 30, 2022, consolidated statement of operations and consolidated statement of cash flow to conform as well as the September 30, 2023 balance sheet to the December 31, 2022 consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flow presentation.

Recently Issued Accounting Pronouncements

Recently Adopted

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP and simplifies the diluted earnings per share (“EPS”) calculation in certain areas. Under this ASU there is no separate accounting for embedded conversion features. It has removed certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 for public companies. The Company notes that it adopted this standard as of January 1, 2022 and elected to adopt the modified transition methodology. The Company did not have any instruments that would require a cumulative catch-up adjustment and therefore, this standard did not have a material impact on the Company’s audited consolidated financial statements.

Issued and Not Yet Adopted

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASC 326 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASC 326 was originally effective for annual reporting periods beginning after December 15, 2019, including interim periods within that year. Following the release of ASU 2019-10 in

November 2019, the new effective date for ASC 326 would be for annual reporting periods beginning after December 15, 2022. The provisions of this ASU are to be applied using a modified-retrospective approach. The Company is currently evaluating the impact, if any, the adoption of ASC 326 may have on its consolidated financial statements and will adopt the provision in fiscal year 2023.

5. Cryptocurrencies

The following table presents additional information about cryptocurrencies as follows:

	September 30, 2023	December 31, 2022
Beginning Balance	$51	$15,050
Cryptocurrencies received from mining	5,987	13,496
Mining services revenue	615	884
Mining pool operating fees	(4)	(19)
Consideration paid related to operating agreement	—	(461)
Proceeds from sale of cryptocurrencies	(6,535)	(26,871)
Realized gain on sale of cryptocurrencies	273	3,998
Impairment of cryptocurrencies	(253)	(6,026)

Ending Balance	$134	$51

6. Property and Equipment

Property and equipment, net consist of the following:

	September 30,	December 31,
	2023	2022
Land	$421	$658
Energy infrastructure	4,234	4,664
General infrastructure	12,434	12,402
IT infrastructure	824	820
Miners	15,833	15,759
Vehicle	76	140
Office furniture and equipment	344	344
Assets not placed in service	662	662
Miner chip inventory	11,498	11,498

Gross property and equipment	46,326	46,947
Less: accumulated depreciation	(14,099)	(9,791)

Total property and equipment, net	$32,227	$37,156

Depreciation expenses related to property and equipment were $1,320 and $1,815 for the three months ended September 30, 2023 and 2022, respectively. Depreciation expenses related to property and equipment were $4,390 and $5,179 for the nine months ended September 30, 2023 and 2022, respectively.

The Company has entered into a supply agreement (see Note 13) where it has committed to purchasing a certain number of units of mining-related equipment. The miner chip inventory is a part of this purchase commitment, which commenced in June 2022.

For the three months ended September 30, 2023, the Company sold certain property and equipment for total proceeds of $41 resulting in a gain of $4. For the three months ended September 30, 2022, the Company sold certain property and equipment for total proceeds of $137 resulting in a gain of $90. For the nine months ended September 30, 2023, the Company sold certain property and equipment for total proceeds of $2,132 resulting in a gain of $1,484. For the nine months ended September 30, 2022, the Company sold certain property and equipment for total proceeds of $336 resulting in a gain of $153.

For the three and nine months ended September 30, 2023 and 2022, the Company recorded $0 of impairment related to certain miners and related property.

The Company has reassessed the useful life of the fixed assets being reported within IT Infrastructure for the year-ended December 31, 2022 from 10 years to 5 years. This is a change in the useful life and is also a change in accounting estimate under ASC 350 and ASC 360. At the time of this change, the Company performed a physical inventory count and abandoned some fixed assets before the end of their useful life.

7. Leases

In February 2021, GIB entered into a lease agreement for a commercial property with Gateway Rental Properties, LLC, to be used for general office and administrative purposes. The lease commenced on March 1, 2021. The monthly rent on the lease, which includes CAM, interest, and taxes, is approximately $3. The initial term of the lease is for two years, with an option to renew for an additional two-year period. The lease contained an option to purchase the property at any time during the Initial Term for $375 that GIB was reasonably certain to exercise.

The Company, therefore, has accounted for the lease as a finance lease, resulting in a lease liability and ROU asset of $338 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 15.2%, as estimated by management, was used to discount the future payments on the lease to their present value. At the end of the lease term, the Company was not able to exercise the purchase option and renewed the lease with no purchase option for two years, commencing on March 31, 2022. Since the Company did not purchase the building, the Company recorded a gain on extinguishment of lease for $375.

In August 2021, GRIID entered into a ground lease agreement with a Tennessee resident, the landlord, for 2 acres of unencumbered land in Lenoir City, Tennessee. On February 8, 2022, the lease was assigned to Ava Data. The lease commenced on November 6, 2021. The monthly rent on the lease is $15. The lease contained an option to prepay base rent in the amount equal to the outstanding principal balance and accrued interest under the landlord’s Promissory Note dated July 5, 2021, in the original principal amount of $175 (the “Note”) and receive a credit against the next monthly payments of base rent due under the lease in an amount equal to the rent prepayment discounted against such base rent at a 4% discount. GRIID exercised this prepay option, resulting in a base rent prepayment of $170. The initial term of the lease is for five years, with an option to renew it for an additional five-year period that the Company is reasonably certain to exercise. The lease also contains an option to purchase the property at any time after the one-year anniversary of the commencement of the lease for $2,100 that GRIID is not reasonably certain to exercise. The Company has accounted for the lease as an operating lease, resulting in a lease liability of $1,136 and ROU asset of $1,306 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 7.0%, as estimated by management, was used to discount the future payments on the lease to their present value.

On January 5, 2022, the Company entered into a lease agreement for commercial property to be used for distribution, mining operations, and warehouse and office space in Rutledge, Tennessee. The lease commenced on January 1, 2022 for 10,000 square feet of the building and on February 1, 2022 for the remaining 37,906 square feet of the building. The monthly rent on the lease is $16. The initial term of the lease is for five years. The lease includes an option to renew for an additional five-year period that the Company is reasonably certain to exercise. The monthly base rent during the renewal term is $18. Monthly rent for the initial and optional renewal term does not include CAM, insurance or taxes as the payments are variable. The Company has accounted for the lease as an operating lease resulting in a lease liability and ROU asset of $1,315 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 9.0%, as estimated by management, was used to discount the future payments on the lease to their present value.

On March 1, 2023, GIB entered into a lease agreement for a commercial property with Gateway Rental Properties, LLC, to be used for general office and administrative purposes. The lease contains no purchase option. The monthly rent on the lease, which includes CAM, interest, and taxes, is approximately $3. The initial term of the lease is for two years, with an option to renew for an additional two-year period. The Company has accounted for the lease as an operating lease resulting in a lease liability and ROU asset of $71. A rate commensurate with assets of a similar term of 10.0%, as estimated by management, was used to discount the future payments on the lease to their present value.

On March 4, 2022, the Company entered into a thirty-nine-month lease agreement for a truck. The lease commenced on March 4, 2022. The monthly lease payments on the truck are $1. Because the lease contains an option to purchase the truck at the end of the lease that the Company is reasonably certain to exercise, the Company has accounted for the lease as a finance lease, resulting in a lease liability and ROU asset of $47 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 4.7%, as estimated by management, was used to discount the future payments on the lease to their present value.

On March 15, 2022, the Company entered into a two-year lease agreement for office space in Austin, Texas. The lease commenced on March 15, 2022. The monthly rent on the lease is $3 excluding CAM, insurance and taxes as those monthly payments are variable. The lease contains no renewal or purchase options. The Company has accounted for the lease as an operating lease resulting in lease liability and ROU asset of $60. A rate commensurate with assets of a similar term of 4.5%, as estimated by management, was used to discount the future payments on the lease to their present value.

On April 25, 2022, the Company entered a one-year lease extension for the Data Black River LLC location. The lease can be extended until June 30, 2024. The monthly rent is $1 and excludes CAM charges, which are invoiced separately monthly. The Company has accounted for the lease as an operating lease, with the rent being expensed monthly.

Finance and operating lease assets and lease liabilities are as follows:

		September 30,	December 31,
Lease Classification	Classification	2023	2022
Assets
Current
Operating	Current assets	$—	$—
Finance	Current assets	1	1
Long-term
Operating	Long-term assets	2,327	2,454
Finance	Long-term assets	49	96

Total right-of-use assets		$2,377	$2,551

Liabilities
Current
Operating	Short-term lease liability	$225	$205
Finance	Short-term lease liability	6	377
Noncurrent
Operating	Long-term lease liability	2,167	2,300
Finance	Long-term lease liability	94	98

Total lease liabilities		$2,492	$2,980

The components of lease expense were as follows:

	Three Months Ended		Nine Months Ended
	Sep 30,	Sep 30,	Sep 30,	Sep 30,
	2023	2022	2023	2022
Operating lease expense	$112	$104	$328	$203
Finance lease expense
Amortization on ROU assets	7	48	48	94
Interest on lease liabilities	1	15	13	29
Short-term lease expense	15	25	45	49

Total lease expense	$135	$192	$434	$375

Other information related to leases was as follows:

	Nine Months Ended	Nine Months Ended
	Sep 30, 2023	Sep 30, 2022
Weighted average remaining lease term (in years)
Operating leases	8.1	9.1
Finance leases	2.2	1.0
Weighted average discount rate:
Operating leases	8.1%	8.0%
Finance lease	4.6%	12.7%

	Three Months Ended		Nine Months Ended
	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Cash paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$107	$56	$316	$143
Operating cash flows from finance leases	$2	$11	$14	$34
ROU assets obtained in exchange for lease obligations
Operating leases	$—	$—	$55	$1,375
Finance lease	$—	$—	$—	$47

Future minimum lease payments under non-cancellable leases as of September 30, 2023 were as follows:

Year	Operating Leases	Finance Leases
Remainder of 2023	$107	$2
2024	402	10
2025	371	32
2026	367	65
2027	412	—
2028	412	—
Thereafter	1,220	—

Total future minimum lease payments	3,291	109
Less: imputed interest	(899)	(10)

Total	2,392	99
Plus: lease asset, current	—	1
Less: lease liability, current	(225)	(6)

Total long-term lease liability	$2,167	$94

8. Long-Term Deposits

	September 30,	December 31,
	2023	2022
Deposits on property and equipment	$5,305	$4,846
Other long-term deposits	95	95

Total long-term deposits	$5,400	$4,941

9. Accrued Expenses and Other Current Liabilities

	September 30,	December 31,
	2023	2022
Accrued legal	$2,198	$2,198
Accrued professional fees	—	60
Accrued wages and benefits	980	251
Other accrued expenses and other current liabilities	565	666

Total accrued expenses and other current liabilities	$3,743	$3,175

10. Debt and Warrants

On July 1, 2020, the Company entered into the Amended and Restated Notes Payable Agreement, increasing the aggregate notes payable amount to $16,500, by allowing for a second tranche in the amount of $10,000, with a maturity date of the third anniversary of the second tranche funding date. The second tranche comprised a Cryptocurrency Note Payable and a U.S. Dollar Note Payable with the following terms. The accounting for the Second Amendment included two separate components which included (1) a change in the fair value of the embedded derivative and (2) a loss on extinguishment of debt.

The Second Tranche Cryptocurrency Note Payable was for an aggregate principal amount not to exceed $2,400 plus any PIK amounts. Interest was payable at variable rates between 7% and 13% per annum, determined based upon the Company’s liquidity ratio, as defined in the agreement. The Company received the proceeds of the Second Tranche Cryptocurrency Note Payable in U.S. Dollars, but was obligated to repay the loan in bitcoin, specifically 238.3 bitcoin, based on the spot rate when the cash was received.

The Second Tranche U.S. Dollar Note Payable was for an aggregate principal amount not to exceed $7,600 plus any PIK amounts and PIK expenses. Interest was payable at a variable rate between 10% and 18% per annum, determined based upon the Company’s liquidity ratio, as defined in the agreement. The Company could elect to borrow under the Second Tranche U.S. Dollar Note Payable even if the aggregate amount of the First Tranche U.S. Dollar Note Payable outstanding is less than the maximum aggregate value of the First Tranche U.S. Dollar Note Payable permitted under the agreement.

The Notes Payable could be prepaid at any time, subject to an early termination fee of 10% of the interest that would have accrued in respect of such prepaid note payable amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Notes Payable may not be reborrowed.

The Company’s obligations under the Notes Payable Agreement were secured by substantially all the Company’s assets.

The Notes Payable Agreement contained several affirmative, negative, reporting, and financial covenants, in each case subject to certain exceptions and materiality thresholds. The minimum interest coverage ratio, commencing with the fiscal quarter ending June 30, 2020 and so long as any note payable balance remains unpaid or outstanding, was to be at least 2.50:1.00. The Company was to also maintain liquidity of more than the lesser of $1,500 or 10% of the aggregate note payable balance.

In connection with the Amended and Restated Notes Payable Agreement, on July 2020, the Company granted the lender a warrant to purchase 10 fully paid and nonassessable Class B Units of the Company at a price per unit of $1.00. The warrant vested immediately and expires on July 30, 2028. The warrant may be net share settled. The warrant is equity classified and recorded at a fair value of $15 in members equity.

In September 2021, the Company entered into the Second Amended and Restated Loan Agreement (the “2nd A&R Loan Agreement”) for an aggregate amount up to $126,746, consisting of a First Tranche Loan of $43,746 and a Second Tranche Loan of $83,000 (collectively the “Loans”), each with a maturity date of September 23, 2025. As part of the First Tranche Loan, the existing Notes Payable, which had an outstanding balance of $33,746, inclusive of accrued interest and the Cryptocurrency Note Payable embedded derivative, were amended and restructured so that the outstanding principal and accrued and unpaid interest in respect to the Cryptocurrency Note Payable were deemed instead to be U.S. dollar denominated. In addition, the First Tranche Loan was amended to provide for an additional $10,000 in funding to enable the Company to pay an initial deposit of $10,000 pursuant to a supply agreement with a vendor (the “Supply Agreement”) (see Note 13 for further details regarding the supply agreement).

The Second Tranche Loans and the related proceeds will be used to purchase Digital Currency Miners and to pay related costs. Interest on the Loans was payable at a fixed rate of 9% per annum and following the date of the first order of Digital Currency Miners under the Supply Agreement (the “Cash Interest Payment Commencement Date”) at a rate between 9% and 11% per annum, determined based upon the Company’s leverage ratio, as defined in the Second Amended and Restated Loan Agreement. The Company had the option to treat loan fees associated with the Second Tranche Loan payable on or prior to the Cash Interest Payment Commencement Date as in-kind. The Loans could be prepaid at any time, subject to an early termination fee of 15% of the interest that would have been accrued in respect of such prepaid loan amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Loans could not be reborrowed. The 2nd A&R Loan Agreement contained a number of affirmative, negative, reporting, and financial covenants, in each case subject to certain exceptions and materiality thresholds. The Company’s obligations under the 2nd A&R Loan Agreement were secured by substantially all the Company’s assets.

The Company accounted for the 2nd A&R Loan Agreement as a debt modification under GAAP. As such, the Company continued to amortize the remaining unamortized debt discount as of the debt modification date over the term of the Amended and Restated Notes Payable, as the results were deemed not materially different from amortizing the unamortized debt discount over the term of the Modified Loan. The Company did not incur any additional creditor fees to be capitalized and amortized or expensed over the term of the Modified Loan based upon the effective interest rate.

On November 19, 2021 (the “Third Amendment Closing Date”), the Company entered into the Third Amended and Restated Credit Agreement (the “3rd A&R Loan Agreement”) for an aggregate amount up to $535,375, consisting of (i) First Tranche Loans outstanding under the 2nd A&R Loan Agreement in an aggregate principal amount equal to $44,375 and an additional First Tranche Loan on or about the Closing Date of $2,000; (ii) a Second Tranche Loan of $89,000; (iii) a Third Tranche Loan of $200,000 and; (iv) a Fourth Tranche Loan of $200,000 (collectively the “Third Amendment Loans”), each with a maturity date of September 23, 2025. The proceeds of the initial Second Tranche Draw will be used to purchase components of Digital Currency Miners and related assets and fund operations under an agreement with the lender (the “Hosting Agreement”). Under the Hosting Agreement, in exchange for the Company building and managing bitcoin mining sites (the “hosted bitcoin mining sites”) and mining bitcoin from the hosted bitcoin mining sites, the lender will receive the bitcoin mined, less a hosting fee paid back to the Company. The proceeds of the subsequent Second Tranche Loan will be net of an $8,000 origination fee and the proceeds will be used to pay related costs including ODM packaging expenses. The proceeds of the Third and Fourth Tranche Loans will be used to purchase digital currency miners and related assets and with respect to no more than 25% of the aggregate initial principal borrowings under the tranches, to fund the Company’s working capital needs and other general corporate expenses. Interest on the additional First Tranche Loan and Second Tranche Loan is payable at a fixed rate equal to 7% per annum and will be payable “in-kind” until the Cash Interest Payment Commencement Date, as defined in the 3rd A&R Loan Agreement. At that time, the “paid-in-kind” amounts will be deemed principal of the related Tranche. Interest on the Fourth Tranche Loan is payable at a fixed rate of 15% per annum. Interest on all other Loans will be payable at either 9% or 11%, determined based upon the Company’s leverage ratio, as defined in the 3rd A&R Loan Agreement.

The loans under the 3rd A&R Loan Agreement may be prepaid at any time, subject to an early termination fee of (a) with respect to the First Tranche Loans, Second Tranche Loans and Third Tranche Loans, 15% of the interest payable that would have been accrued in respect of the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date and (b) with respect to the Fourth Tranche Loans, either (i) to the extent the payment is made on or prior to the first anniversary of the date of borrowing or (ii) to the extent the payment is made after the first anniversary of the date of borrowing and on or prior to the second anniversary of the date of borrowing, 30% of the interest that would have been accrued with respect to the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date or (iii) otherwise 15% of the interest payable that would have been accrued with respect to the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Third Amendment Loan may not be reborrowed. The 3rd A&R Loan Agreement contains affirmative, negative, reporting, and financial covenants, which are subject to certain exceptions and materiality thresholds. The Company’s obligations under the 3rd A&R Loan Agreement are secured by substantially all the Company’s assets.

In connection with the 3rd A&R Loan Agreement, the Company will issue to the lender the right to receive warrants (the “Supplemental Warrants”), exercisable for shares of Common Stock, subject to certain conditions set forth in the Third Amendment. The total number of Supplemental Warrants to be issued shall be based upon the total borrowings under the Second, Third, and Fourth Tranches of the Third Amendment Loans, such that the number of Supplemental Warrants to be issued to the lender when added to the number of shares of Common Stock to be received by the lender at the closing of the Merger in exchange for its existing warrants will range from 1.85% to 3% of the fully diluted equity of ADEX immediately following the closing of the Merger (after taking into account all stockholder redemptions), or 2.25% if the Company fails to draw down any of these tranches. The Company will execute and deliver the Supplemental Warrants upon the earliest of (i) the consummation of a SPAC transaction, (ii) September 30, 2022 (provided that if consummation of a SPAC transaction shall be pending as of September 30, 2022 subject only to approval of governmental authorities, such date shall be automatically extended until the date such approval is rendered or denied), and (iii) the repayment or acceleration of the Loans. The Supplemental Warrants will have a strike price if a SPAC transaction will have occurred equal to $10.00, or otherwise, consistent with the Company’s most recent valuation under ASC 820 at the time of execution and delivery of the Supplemental Warrant agreement. Up to 75% of the Supplemental Warrants shall be freely transferrable other than to Disqualified Institutions, as defined in the Third Amendment, and any remainder will be freely transferrable to lenders and their affiliates. The Supplemental Warrants will be on commercially reasonable terms satisfactory to the lender. As of the date of the 3rd A&R Loan Agreement, the Company has an obligation to issue the Supplemental Warrants in the future. Since the number of Supplemental Warrants to be issued varies depending upon the amount of the related debt that is drawn down, the Company has accounted for and classified the Supplemental Warrants as liabilities.

Under the 3rd A&R Loan Agreement, there is a fee equal to $8,000 (“Origination Fee”) that was earned upon the Third Amendment Closing Date and due upon the earliest of the (i) funding of the subsequent Second Tranche, (ii) the initial funding of the Third Tranche, (iii) the initial funding of the Fourth Tranche, and (iv) the Termination Date. The Origination Fee may be paid in cash or, as applicable, at the Company’s election, net funded from the proceeds of the Second Tranche draw and/or Third Tranche draw. Since the Origination Fee essentially represents an incremental lender fee and is earned upon the Third Amendment Closing Date, it has been included in the total loss on extinguishment of debt. As the Origination Fee was not yet payable, a corresponding lender fee payable was recorded on the consolidated balance sheet as of December 31, 2021. The Company did not incur any additional creditor fees nor fees paid to third parties related to the 3rd A&R Loan Agreement.

The Company accounted for the 3rd A&R Loan Agreement as a debt extinguishment under ASC 470-50, resulting in a loss on extinguishment of debt of $19,824, which included discounts associated with the previous debt and associated warrants of $8, the fair value of the Supplemental Warrants calculated utilizing the Black Scholes valuation method of $29,234, and the Origination Fee of $8,000 less a debt discount of $17,418 on the 3rd A&R Loan Agreement debt to record it at fair value. The Company is accreting the debt discount on the 3rd A&R Loan Agreement debt to non-cash interest expense using the effective interest rate method, over the term of the related debt.

On May 2, 2022, the Company drew down an additional $6,000 under the 3rd A&R Loan Agreement. The proceeds of this draw were to purchase components of Digital Currency Miners and related assets and fund operations under an agreement with the lender (the “Hosting Agreement”). Interest on this debt is due monthly at 7%, payable monthly, and the amount is due upon maturity of the debt.

On June 8, 2022, the Company drew down $1,531 under the note for the payment for miner chip agreement. This amount was paid directly to the supplier upon execution of the purchase orders and the Company recorded this amount as additional debt per the agreement. Interest on this debt is due monthly at 11%, payable monthly, and the amount is due upon maturity of the debt.

The Company is required to always ensure the Mined Currency on deposit in a Mined Currency Account, each as defined in the 3rd A&R Loan Agreement, with the lender is greater than or equal to a value equal to 50% of all Mined Currency, excluding amounts used for operating expenses of the Company in the ordinary course of business or other purposes consented to in writing. As of September 30, 2023 and 2022, the Company had 0.02 BTC and 1.46 BTC, respectively, deposited within its Mined Currency Account with the lender, which are included in cryptocurrencies on the accompanying consolidated balance sheets.

On June 9 and 11, 2022, the Company received letters from Blockchain Access UK Ltd. (“Blockchain”) asserting that the Company was in default of its obligations under the 3rd A&R Loan Agreement and purporting to cancel Blockchain’s commitments under the 3rd A&R Loan Agreement and accelerate the Company’s indebtedness thereunder.

On October 9, 2022, the Company entered into the Fourth Amended and Restated Credit Agreement (the “4th A&R Loan Agreement”) with Blockchain. Pursuant to the 4th A&R Loan Agreement, the loan has a principal of $57,433 and will mature on September 23, 2025. Interest will be payable in kind at the Applicable Rate (10%) until the Cash Interest Payment Commencement Date. There are no covenant arrangements, except for monthly and quarterly reporting.

Pursuant to the 4th A&R Loan Agreement, the debt was recorded at fair value. The difference between the fair value and the stated principal amount will be accreted to interest expense over the term of the debt and recorded as debt discount on the consolidated balance sheet, netted against notes payable.

In connection with the 4th A&R Loan Agreement, GRIID Holdco LLC issued a warrant (the “Blockchain Warrant”) to an affiliate of Blockchain exercisable for 1,377,778 Class B Units of GRIID Holdco LLC with a strike price of $0.01, which number of Class B Units will be adjusted immediately prior to the closing of the merger transaction such that the number of Class B Units, when exchanged for merger consideration, will be equal to 10% of the issued and outstanding common stock of GRIID Infrastructure Inc. immediately following the closing of the merger. While the Blockchain Warrant provides for GRIID Holdco LLC Class B units to be issued if the merger transaction is not completed, management believes that the probability of not completing the merger transaction is de minimis, and as a result, has performed this analysis only assuming that the Blockchain Warrant will convert into GRIID Infrastructure Inc. common shares.

The Company accounted for the 4th A&R Loan Agreement as a debt extinguishment under ASC 470-50. This transaction resulted in a loss on extinguishment of debt of $51,079 and recognition of a warrant liability of $49,421 on October 9th. The 4th A&R Loan Agreement provides for a restructured senior secured term loan (the “Loan”) in the amount of $57,433, which represents the outstanding obligations under the 3rd A&R Loan Agreement after giving effect to the 4th A&R Loan Agreement. Blockchain does not have any commitment to extend additional credit to the Company under the 4th A&R Loan Agreement. The Company used the enterprise value method to determine the fair value of the Loan and calculate the debt extinguishment.

In connection with the entry into the 4th A&R Loan Agreement, Blockchain waived any potential defaults under the 3rd A&R Loan Agreement.

In the third and fourth quarters of 2022 and first three quarters of 2023, the Company completed private placements (the “bridge financings”) with certain accredited investors pursuant to which the Company issued promissory notes in the aggregate principal face amount of $12,348 (the “promissory notes”) and a recognition of warrant liability of $22,353. The promissory notes have an interest rate of 15.0% per annum and effective interest rate of 22.5%. Subject to mandatory or optional repayment of the promissory notes, the outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon, is due after one year of commencement (the “maturity date”). In the event that New GRIID issues shares of its common stock to GEM Yield Bahamas Limited (“GYBL”) pursuant to that certain share purchase agreement (the “Share Purchase Agreement”), dated as of September 9, 2022, among GYBL, GEM Global Yield LLC SCS (the “Purchaser”), ADEX and the Company prior to the maturity date, the proceeds from such issuance must be used prepay the then outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon. In the third quarter 2023, the Company recorded an $806 adjustment related to the recording of accrued interest of these bridge loan placements, increasing interest expense, of which $400 was an out of period error. The Company determined that this adjustment was not material to any of the prior periods impacted.

The promissory notes contain certain events of default, including, without limitation, non-payment, breaches of certain covenants of the Company, bankruptcy, and insolvency of the Company, or if the Company commences dissolution proceedings or otherwise ceases operations of its business. If an event of default occurs, the promissory notes may become due and payable. In connection with the bridge financings, the Company entered into warrant purchase agreements with each of the accredited investors pursuant to which the Company issued to such accredited investors warrants to purchase an aggregate of 1.40% of the issued and outstanding units of the Company on a fully-diluted basis at an exercise price of $0.01 per unit, provided, however, that if the effective time occurs on or prior to the maturity date, the warrants issued under the warrant purchase agreement shall be automatically converted into Class B Units of the Company immediately prior to the effective time and then shall be subsequently exchanged for merger consideration (i.e. shares of common stock of New GRIID) equal to an aggregate of 2.51% of the issued and outstanding shares of common stock of New GRIID, on a fully diluted basis after giving effect to the merger, at an exercise price of $0.01 per share. The holders of the warrants may exercise the warrants through a cashless exercise, in whole or in part. The exercise price of the warrants will be adjusted and the number of shares of common stock or units to be issued upon exercise of the warrants will be adjusted upon the occurrence of, among other things, stock or unit splits or the merger or sale of the Company, or reclassification of New GRIID’s or GRIID’s capital. The warrants will expire on the five-year anniversary of date of issuance and are classified as a liability on the balance sheet.

In the third quarter 2023, two of the bridge financing loans were modified to extend the term of the loans an additional six months. The modifications were accounted for as a troubled debt restructuring under ASC 470-60 and accounted for on a prospective basis with interest expense for future periods to be computed by the interest method, using an effective interest rate. No gain or loss was recognized and no interest forgiven on the modifications noted.

For the nine months ended September 30, 2023 and 2022, the Company recognized total interest expense related to the Notes Payable and Tranche Loans of $21,029 and $22,711, respectively, which included amortization of the debt discount associated with the aforementioned warrants and supplemental warrants of $9,851 and $3,517, respectively.

Aggregate annual future maturities of the Loans as of September 30, 2023 are as follows:

Year	Total
Remainder of 2023	$2,053
2024	10,295
2025	57,433
2026	—

Total	$69,781
Less: Unamortized debt discount	(14,923)
Plus: Capitalized interest	5,645

Total U.S. dollar notes payable, net	$60,503

11. Fair Value Hierarchy

Recurring fair value measurements

As of September 30, 2023, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$94,768	$94,768

The fair value of the warrant liability as of October 9, 2022 and at the dates of issuance and as of September 30, 2023 were determined via the fair value assessment method and included multiplying the related fixed percent of total equity value by the estimated number of shares upon immediate close of the transaction and multiplied the quoted market price of ADEX. The observable input of quoted prices for ADEX on the issuance dates and September 30, 2023 were as follows:

Date	ADEX Share Price
October 9, 2022	$9.91
December 31, 2022	$10.11
March 31, 2023	$10.34
June 30, 2023	$10.56
September 30, 2023	$10.67

The unobservable inputs on the issuance dates and September 30, 2023 were as follows:

October 9 – September 30, 2023
Management estimate of number of shares outstanding at closing	67,867,422
Management estimate of probability of Merger Agreement not being consummated	de minimis
Percentage of common shares at closing of Merger Agreement subject to warrants	11.14%

As of December 31, 2022, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$76,423	$76,423

The observable input of quoted prices for ADEX on the issuance dates and December 31, 2022 were as follows:

Date	ADEX Share Price
October 9, 2022	$9.91
December 31, 2022	$10.11

The unobservable inputs on the issuance dates and December 31, 2022 were as follows:

October 9 -December 31, 2022
Management estimate of number of shares outstanding at closing	67,867,422
Management estimate of probability of Merger Agreement not being consummated	de minimis
Percentage of common shares at closing of Merger Agreement subject to warrants	11.14%

A summary of the changes in the Company’s warrant liability measured at fair value using significant observable inputs (Level 3) as of September 30, 2023 and December 31, 2022, respectively, was as follows:

	September 30,	December 31,
	2023	2022
Warrant liability, beginning balance	$76,423	$29,820
Change in fair value	4,598	(15,770)
Modification of warrants	—	5,379
Gain on termination of warrants	—	(139)
Issuance/cancellation of warrants	13,747	57,133

Warrant liability, ending balance	$94,768	$76,423

For the nine months ended September 30, 2023 and 2022, the Company recognized a loss of $4,598 and $513 on the change in fair value of the warrant liability, respectively. The Company recorded a warrant issuance of $13,747 for the nine months ended September 30, 2023.

Non-recurring fair value measurements

Cryptocurrencies

The Company tests cryptocurrency assets for impairment daily based upon Level 1 inputs, specifically, the lowest of day spot prices. The last impairment date for the Company’s cryptocurrency holdings during the nine months ended September 30, 2023 and 2022 was September 30, 2023 and 2022, respectively. The Company measures the amount of impairment loss by comparing the fair value of the cryptocurrency assets to their carrying value on an awarded basis. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. The Company’s cryptocurrency holdings had an outstanding carrying balance of approximately $134 as of September 30, 2023, net of impairment losses incurred of $273 for the nine months ended. Per the development and operation agreement, the Company held cryptocurrency of $59 as of September 30, 2023, to be paid the future months.

Mining and Other Related Equipment

Whenever events or changes in circumstances dictate, or, minimally, on a quarterly basis, the Company tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to the Company’s hash rate. For the nine months ended September 30, 2023 and 2022, the Company recorded no impairment associated with its mining and other related equipment. For the nine months ended September 30, 2023, the Company performed impairment testing of its mining and related revenue generating equipment. The price of bitcoin and related miner prices increased by 52% year over year and the undiscounted cash flows used in the recoverability test were more than the carrying amount of the long-lived asset group, which resulted in no impairment of the asset group as the carrying amount of the long-lived asset group was less than its fair value.

12. Common Units

As of September 30, 2023, the amount of accumulated members’ deficit attributable to Class A Units was ($99,611) and to Class B and Class C Units was ($24,903).

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, eighty percent (80%) of distributions will be paid to the Class A Units pro rata in proportion to the holders’ respective interests, and twenty percent (20%) will be paid to the Class B and Class C Units until the Class A Unit holders have received the full amount of their initial capital contributions. Then, fifty percent (50%) will be paid to Class A Units, pro rata in proportion to the holders’ respective interests, and fifty percent (50%) will be paid to the Class B and Class C Units until the Class A Unit holders have received total distributions equal to three (3) times their initial capital contributions. Thereafter, distributions will be paid pro rata among all the Units in proportion to the holders’ respective interests.

13. Unit-based Compensation

On April 14, 2021, the Board of Managers (the “Board”) adopted the GRIID Infrastructure Equity Plan LLC Profits Interest Plan (the “Plan”). Under the terms of the Plan, Incentive Units (“IUs”) may be granted to employees of the Company as well as officers, consultants, or other service providers of the Company (each, a “Participant”). Upon approval of the Plan, the Company reserved a pool of 2,500,000 IUs. As of September 30, 2023, the Board had approved 2,413,367 IUs, leaving 86,633 IUs available for grant.

The IU activity under the Plan for the nine months ended September 30, 2023 and 2022, respectively, was as follows:

	September 30,	September 30,
	2023	2022
Unvested December 31	754,986	1,557,911
Vested	(436,697)	(602,295)
Forfeited	—	(29,166)

Unvested September 30	318,289	926,450

Expense related to the IUs is recognized over the vesting period of each IU. The Company has elected to recognize forfeitures as they occur. For the three months ended September 30, 2023 and 2022, respectively, the Company recognized $26 and $33 of unit-based compensation expense related to the IUs. For the nine months ended September 30, 2023 and 2022, respectively, the Company recognized $72 and $99 of unit-based compensation expense related to the IUs. This expense is included within general and administrative expense on the unaudited consolidated statements of operations.

As of September 30, 2023 and 2022, respectively, there remained $56 and $167 of unrecognized compensation expense related to the IUs. That cost is expected to be recognized over the remaining weighted average vesting period of 1.27 years and 1.09 years for September 30, 2023 and 2022, respectively.

The total fair value of IUs vested (based on grant date fair value) as of September 30, 2023 and 2022, respectively was $398 and $284.

14. Commitments and Contingencies

Power Agreements

On January 1, 2020 Union Data entered into a Power Supply Contract with KUB for a five-year term, automatically renewable for one-year terms for an additional five years. Per the agreement, KUB is to supply power at 10 kw during on-peak times and 5,001 kw during off-peak times, per an agreed upon rate schedule. Payments are due monthly for the power provided. The point of delivery for power and energy is the point of interconnection of KUB’s facilities and Union Data’s facilities in Maynardville, Tennessee. The contract was amended effective May 1, 2020, to provide power supply of on-peak 200 kw and off-peak 6,800 kw.

On September 28, 2020, Red Dog entered into a Contract for Lighting and Power Service with a certain energy provider for electricity for the operation of the data center in Limestone, Tennessee. For the first six months, the parties agreed to off-peak demand of 30kw and a maximum not to exceed 5,001 kw. Beginning with the 7th month, the contract will have an off-peak demand of 25,001 kw and a maximum demand of 25,001 kw for the duration. The term of the contract is for five years and six months, beginning approximately on December 1,2020. Bills will be rendered monthly based on the currently effective standard rate schedule applicable to consumers of the same class. If service is disconnected before the end of the contract term, Red Dog shall be required to pay the minimum bill per the rate schedule times the number of months remaining on the contract term. The contract was subsequently amended in October 2020 through March 2021 to adjust the on-peak/ off-peak demands.

On May 1, 2022, Ava Data entered into a Contract for Power Service with Lenoir City Utilities Board (LCUB) for electricity for the operation of the facility in Lenoir City, Tennessee. LCUB will make available up to a maximum of 5,001 KW of firm power during the hours designated as on-peak hours per the agreed upon rate schedule, which amount shall be the “on-peak contract demand,” and LCUB will make available to Company 5,001 KW of firm power during the hours designated as off-peak hours in the agreed upon rate schedule, which amount shall be the “off-peak contract demand”. LCUB has agreed to install a primary meter for service with the point of delivery for electric power supplied, which shall be at the primary bushings of the transformer furnished by LCUB. The term of the agreement five years from date of installation of permanent service, and the term shall be automatically extended from time to time for a period of one year from each expiration date unless and until either party shall notify the other in writing 90 days prior to any expiration date of its desire to terminate the agreement on such expiration date. Ava Data agrees to pay a minimum charge for the term of the agreement, which minimum shall be subject to change in accordance with the provisions of the applicable rate schedule then in effect. LCUB shall have the right to terminate its obligation to provide any further service under this agreement at any time for any breach or default on the part of Ava Data in which event there shall immediately become due and payable to LCUB, as liquidated damages on account of LCUB’s investment obligations for Ava Data’s benefit by reason of the agreement, the sum of the minimum monthly bills for the unexpired term of the agreement.

Site Location and Development Agreement (“SLDA”)

On September 28, 2020, Red Dog entered into a Site Location and Development Agreement with a certain energy provider. Under the agreement, Red Dog arranged to establish and operate a high-density data center that would utilize electric power and energy purchased from the energy provider with an anticipated peak demand of 25 megawatts (the “Project”). Red Dog intends to establish the Project within the electric system service area of the energy provider, to be located on a site that is adjacent to a certain substation of the energy provider in Limestone, Tennessee. Under the agreement, the energy provider is responsible, at Red Dog’s expense, for planning, designing, and installing all facilities and equipment that are necessary to provide electricity to the Project site. The preliminary estimate of Project costs per the agreement was $1,284 less a $270 discount and economic development credit and one-time additional credit (the “Incentive”) of $100, resulting in a net estimated Project cost total of $914. Red Dog is responsible for paying final Project costs, even if they exceed this estimate. Red Dog is responsible to pay the energy provider for any costs in excess of $600 within 30 days of receipt of the itemized invoice. The remaining $600 balance for Project costs will be paid by Red Dog to the energy provider in 12 equal monthly increments, with the first increment due on the 25th month following the completion of the work. In consideration of this extended payment period, Red Dog was required to provide an irrevocable standby letter of credit in the amount of $600 to guarantee payment of Project costs, net of discount and incentives. The project was completed on September 29, 2021 for a total cost of $1,075, for which the Company has recorded a corresponding payable to the energy provider. In accordance with ASC 835-30-45, Interest – Imputation of Interest, the Company recorded a discount on the loan payable to the energy provider of $235 using the Company’s incremental borrowing rate of 4.5%, which is being amortized to non-cash interest expense using the effective interest rate method over the term of the loan to its date of maturity. The Company had begun making payments on this loan in at $50 per month, with total payments as of September 30, 2023 at $300.

In the event that the Site Location and Development Agreement, the Power Contract, or the Ground Lease (see Note 6) is terminated prior to five years and nine months from the date of signature of the Power Contract, other than for default of the energy provider, the Company shall be responsible for immediately repaying the full incentive ($100) to the energy provider as of the date one or more such agreements terminate. As of September 30, 2023 and 2022, the Company did not believe it was probable that it would terminate any of the contracts prior to five years and nine months from the date of signature of the Power Contract and thus did not record a contingent liability.

Supply Agreement

On September 8, 2021, the Company entered into a supply agreement (the “Supply Agreement”) with Intel. Under the Supply Agreement, the Company has committed to purchasing a certain number of units of mining- related equipment as defined in the Supply Agreement. In exchange for the vendor reserving these units, the Company paid a supply reservation deposit (the “Deposit”) of $10,000, which was included in long-term deposits on the audited consolidated balance sheet as of December 31, 2021. The Company had from June 2022 to May 2023 to place orders against the reserved units. The Deposit will be applied as a credit against the price of the units as the Company places orders with the vendor. Subsequently, effective September 9, 2022, the Company and Intel amended the Supply Agreement to, among other things, fully credit the Deposit against orders placed, with no additional cash payment due for 885,000 units. As of September 30, 2023, all orders on the equipment had been placed and shipped accordingly and the balance of this deposit was $0.

Data Black River Development and Operation Agreement

On August 31, 2021, the Company, through its wholly owned subsidiary Data Black River, entered into a development and operation agreement (the “HDP Agreement”) with Helix Digital Partners (“HDP”), an affiliate of Eagle Creek Renewable Energy (“Eagle Creek”). Pursuant to the HDP Agreement, Data Black River is obligated to provide services for the development and operation of a bitcoin mining facility located within the premises of HDP in Brownville, New York (the “HDP Facility”). In connection with the HDP Agreement, HDP and an affiliate of HDP have entered into a power purchase agreement, pursuant to which such affiliate has agreed to supply up to 20MW of power to the HDP Facility. Under the HDP Agreement, Data Black River receives a monthly management fee for the performance of mining services (at a rate of $25 per month payable in bitcoin). In the event that mining revenues exceed the monthly management fee, the Company accrues an additional revenue share amount within mining services revenue based upon the contractual allocation to the Company.

HDP has the right to curtail supply of electricity to the mines and sell electricity to the market with reasonable notice to Data Black River (“Curtailment Period”). In connection with any Curtailment Period, HDP shall distribute 25% of the forgone mining revenue to Data Black River. For the nine months ended September 30, 2023 and 2022, Data Black River earned $0 and $461, respectively, related to curtailment revenue.

The Company records all revenue based on the bitcoin spot rate at contract inception and all revenue share amounts earned within mining services revenue. The management fee is accounted for in mining services revenue, and all other forms of revenue, including curtailment revenue, are accounted for in other revenue. The amount of total mining revenues that exceeded the monthly management fee was $0 and $323 for the nine months ended September 30, 2023 and 2022, respectively.

The HDP Agreement has an initial term of 3 years and thereafter automatically renews for successive one-year renewal periods unless either party gives notice at least 60 days prior to the end of the initial term or any renewal term. The HDP Agreement also allows either party to terminate the HDP Agreement upon notice to the other party if mining revenues drop below a certain amount over a consecutive 90-day period or if mining revenues are insufficient to cover management fees owed to Data Black River and electricity fees owed to HDP for three consecutive months. The amount paid for electricity costs to HDP was $32 and $298 for the nine months ended September 30, 2023 and 2022, respectively. The amount accrued to HDP for their portion of revenue for each period was $24 and $474 for the nine months ended September 30, 2023 and 2022, respectively. Note that at contract inception, the Company determined it was probable that a significant reversal in the amount of cumulative revenue would occur related to the revenue share. Therefore, given that the Company has determined that the HDP Agreement represents a series in accordance with ASC 606-10-25-15, the management fee revenue is recognized over time upon completion of the daily performance obligation and revenue share is recognized when the constraint is lifted. The Company decreases mining services revenue for HDP’s allocation of the revenue share, and a corresponding payable for the portion of revenue share allocated to HDP.

Mining Services Agreement

On March 21, 2022, the Company entered into a Mining Services Agreement (the “Mining Services Agreement”) with Blockchain Access UK Ltd (“Customer”), the Company’s lender. During the term of the Mining Services Agreement, the Company will receive, install, operate, manage, and maintain servers and power supplies provided by Customer (“Customer Mining Equipment”) to perform mining services (the “Mining Services”) at a Company facility located in Lenoir City, Tennessee (the “Premises”). All operation of the Customer Mining Equipment by the Company will be on the Customer’s behalf. Beginning March 2022 and at monthly intervals thereafter for the following nine months, Customer will provide the Company with Customer Mining Equipment for installation at the Premises. The Company is to make all necessary improvements and developments to the Premises to accommodate the Customer Mining Equipment to enable it to operate in accordance with the requirements of the Mining Services Agreement, and to complete installation and commence full operation of such Customer Mining Equipment. If the Company fails to complete the infrastructure development and equipment installation by the planned operational date, as defined in the agreement, or fails to commence full operation of Customer Mining Equipment at an alternative temporary facility, the Company will pay to the Customer a late development fee which is intended to compensate the Customer for the generated digital assets that would have been paid to the Customer if the Company had completed the infrastructure development and equipment installation by the planned operational date. Throughout the term of the Mining Services Agreement, the Company will be responsible for the management and maintenance of the Customer Mining Equipment.

Following the end of each twenty-four-hour period during the term of the Mining Services Agreement, the Company will deposit 95% of the generated cryptocurrency from the Mining Services into the Customer’s digital wallet and 5% of the generated cryptocurrency (representing the Company’s fees for performance of the Mining Services) into the Company’s digital wallet. Under the Mining Services Agreement, the Company is to invoice the Customer monthly for the electricity charges associated with the Mining Services related to the Customer Mining Equipment, without premium or markup, which amounted to $4,892 and $1,480 for the nine months ended September 30, 2023 and 2022, respectively. The Company is to also invoice the Customer monthly for the Customer’s operating expense charges as defined in the Mining Services Agreement, which amounted to $499 and $622 for the nine months ended September 30, 2023 and 2022, respectively. Reimbursement revenues related to electricity costs and operating expenses are recorded within mining services revenue on the Statement of Operations. The Mining Services Agreement is scheduled to expire on February 28, 2027.

The Company signed an updated Mining Services Agreement on October 9, 2022, which changed the terms of how the Company will be reimbursed for mining expenses. Per the amended agreement, a $1,000 payment is made by the Customer one month in advance as prepayment for the reimbursement of direct operating and electricity costs. Given that the period between when the Company transfers the promised service to the customer and when the customer pays for this service is less than one year, the advance payment does not represent a significant financing component. Therefore, reimbursement payments are considered reimbursement revenues.

Direct costs incurred and reimbursed are also recorded as cost of goods sold. The Company records its revenue related to the 5% revenue share of the generated cryptocurrency under the Mining Services Agreement on a gross basis under mining services revenue on the Statement of Operations, as the Company represents the principal in relation to the contract as it controls the promised service before transferring that service to the Customer. Note that at contract inception, the Company determined it was probable that a significant reversal in the amount of cumulative revenue would occur related to the revenue share and reimbursement revenues. Therefore, given that the Company has determined that the Contract represents a series in accordance with ASC 606-10-25-15, revenue is recognized over time upon completion of the daily performance obligation as the constraint on variable revenue is lifted. The Company has determined that no embedded lease exists in the Mining Services Agreement.

Share Subscription Facility

On September 9, 2022, ADEX and the Company entered into the Share Purchase Agreement with the Purchaser and GYBL relating to a share subscription facility. Pursuant to the Share Purchase Agreement, following the consummation of the Merger, subject to certain conditions and limitations set forth in the Share Purchase Agreement, the Company shall have the right, but not the obligation, from time to time at its option, to issue and sell to the Purchaser up to $200,000 million of the Company’s shares of common stock, par value $0.0001 per share (the “Shares”). Sales of the Shares to the Purchaser under the Share Purchase Agreement, and the timing of any sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Shares and determinations by the Company regarding the use of proceeds of such Shares. The net proceeds from any sales under the Share Purchase Agreement will depend on the frequency with, and prices at, which the Shares are sold to the Purchaser. The Company expects to use the proceeds from any sales under the Share Purchase Agreement for working capital and general corporate purposes. Upon the initial satisfaction of the conditions to the Purchaser’s obligation to purchase Shares set forth in the Share Purchase Agreement, the Company will have the right, but not the obligation, from time to time at its sole discretion during the 36-month period from and after the first day on which the Shares are publicly listed on a securities exchange, to direct the Purchaser to purchase up to a specified maximum amount of Shares as set forth in the Share Purchase Agreement. The purchase price of the Shares that the Company elects to sell to the Purchaser pursuant to the Share Purchase Agreement will be 92% of the average daily closing price of the Shares during a 30-trading day period commencing with the first trading day designated in the notice delivered to the Purchaser. In connection with the execution of the Share Purchase Agreement, the Company agreed to pay to the Purchaser in installments in connection with placements of Shares under the Share Purchase Agreement a $4,000 commitment fee (the “Commitment Fee”) payable in Shares or cash, as consideration for the Purchaser’s irrevocable commitment to purchase the Shares upon the terms and subject to the satisfaction of the conditions set forth in the Share Purchase Agreement. Also, the Company will be obligated to issue to the Purchaser a warrant (the “Warrant”) expiring on the third anniversary of the Company’s public listing date, to purchase 2% of the total equity interests (on a fully diluted basis) outstanding immediately after the completion of the Merger, at an exercise price per Share equal to the lesser of: (i) the closing bid price of the Company’s Shares as reported by the New York Stock Exchange on September 9, 2022) and (ii) 90% of the closing price of the Shares on the public listing date. Additionally, pursuant to the Share Purchase Agreement, the Company would be obligated to pay a private transaction fee of 1% of the total consideration paid in a private business combination transaction with a counterparty that was introduced to the Company by the Purchaser or an affiliate of the Purchaser in the event that the Company consummates such a transaction in lieu of the Merger or any other business combination transaction the result of which is the Company continuing as a publicly listed company. The Share Purchase Agreement contains customary representations, warranties, conditions, and indemnification obligations by each party. The representations, warranties and covenants contained in the Share Purchase Agreement were made only for purposes of the Share Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Share Purchase Agreement and are subject to certain important limitations. The Company has the right to terminate the Share Purchase Agreement at any time upon 90 trading days’ prior written notice. In the event the Company terminates the Share Purchase Agreement at its option prior to any public listing (including as a result of the Merger) and the Company completes a public listing within the two-year period following such termination, the Company will be obligated to issue the Warrant to the Purchaser.

Evaluation Agreement

The Company entered into an evaluation agreement with Hephaestus Capital Group (“Owner”) on April 17, 2023, and with Low Time Preference Fund II LLC (“Owner”) on September 25, 2023, both for a term of six months. Under these agreements, the Company tests the hashrate of the Owner’s miners and will provide an evaluation report thereafter. Based on a discussion with the Company’s operations team, the Hephaestus miners are expected to be operational over the course of the second and third quarter of 2023 and the Low Time Preference Fund miners are expected to be operational over the course of the fourth quarter of 2023. They will be tested for a period of approximately six months. The Company has an obligation to perform all services necessary to install, operate, test and maintain the miners. For this service, the Company retains all of the mining rewards received. The Company is not providing a series of distinct evaluation services over the contract term and will utilize the point in time recognition of revenue upon mined bitcoin generated by the miners being tested.

Litigation

From time to time, the Company may be a party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. Reserve estimates are recorded when and if it is determined that a loss related matter is both probable and reasonably estimable.

On November 15, 2021, Washington County, Tennessee (the “County”) filed a complaint (Civil Action No. 21-CV-0664) (the “Zoning Complaint”) against Johnson City Energy Authority d/b/a BrightRidge (“BrightRidge”), alleging that Red Dog, as leasehold user of the property in Limestone, Tennessee owned by BrightRidge and subject to the Zoning Complaint, is in violation of County zoning rules by operating a blockchain verification data center on such property. The County sought an injunction of the operation by Red Dog of its blockchain verification data center on the property. BrightRidge subsequently filed a Motion to Dismiss for the failure to name a necessary party, Red Dog, as a defendant. On November 22, 2021, Red Dog filed a Motion to Intervene as a Party Defendant in connection with the Zoning Complaint.

On November 2, 2023, Red Dog, BrightRidge and the County entered into a settlement agreement pursuant to which: (i) Red Dog is allowed to operate its blockchain verification data center in Limestone, Tennessee through no later than March, 2026; (ii) Red Dog paid Washington County an upfront fine of $12,500 following entry of a court order dismissing the case; (iii) for each day that the blockchain verification data center continues to operate after entry of such order, Red Dog must pay Washington County $100, (iv) Red Dog will have 120 days from when it ceases operation to remove its equipment from the Limestone site; and (v) Red Dog and BrightRidge will pay for internet service for those Limestone residents that live near the Limestone site, splitting the expected cost of $150,000 evenly. On November 8, 2023, the Chancery Court for Washington County issued an order dismissing the case.

Indemnifications

In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with its partners, suppliers, and vendors. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its service, breach of representations or covenants, intellectual property infringement or other claims made against such parties.

These provisions may limit the time within which an indemnification claim can be made. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each agreement. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in these unaudited consolidated financial statements.

15. Related-Party Transactions

On April 17, 2021, the Company entered into an engagement letter and an incentive unit award agreement with an entity affiliated with John D’Agostino, ADEX’s Chief Financial Officer. The engagement letter was amended on November 14, 2022. Pursuant to the engagement letter, as amended, and incentive unit award agreement, the Company agreed to pay to such entity $400 and grant such entity units representing a 0.5% profit interest in the Company. The cash payment is considered to be earned as of April 26, 2022 and is payable on consummation of the merger, provided that if the vesting of the units representing the 0.5% profit interest are accelerated pursuant to the terms of the incentive award agreement governing such profit interest, then the cash payment shall become payable on such earlier date of the event causing vesting of the profit interest to be so accelerated. The units will vest as to one-fourth on April 26, 2022, and 1/36th on the 17th day of each month thereafter, subject to such entity’s continued service through such vesting dates; provided, however, that any unvested units shall fully vest upon a qualifying transaction. The company estimated the liability related to this transaction is $12 using Black Scholes option pricing model.

On August 31, 2021, the Company, through its wholly owned subsidiary Data Black River, entered into the HDP Agreement with HDP, an affiliate of Eagle Creek (see Note 13). Neal Simmons, who is contemplated to serve on the Company’s board of directors immediately following the closing of its anticipated transaction with a SPAC, is the current President and Chief Executive Officer of Eagle Creek. During the nine months ended September 30, 2023 and 2022, the Company recorded utilities expenses related to the revenue share arrangement of $28 and $261. The amount included in accounts payable and accrued expenses related to the HDP Agreement at September 30, 2023 and December 31, 2022 was $59 and $5, respectively.

16. Subsequent Events

The Company has evaluated subsequent events from the unaudited consolidated balance sheet date through December 22, 2023, the date at which the unaudited consolidated financial statements were issued and determined that there are no items to disclose other than those included below.

On July 1, 2023, the Company entered an amended and restated promissory note with ADEX, pursuant to which the Company agreed to advance ADEX up to $1,800 to fund payments related to the extension of the date by which ADEX must complete the merger. As of December 22, 2023, the Company has advanced an additional total of $180 to ADEX under the amended and restated promissory note. Interest accrues from the applicable borrowing date on the outstanding principal balance at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service. All unpaid principal and accrued and unpaid interest under the amended and restated promissory note is due and payable in full on the earlier of (i) the date on which a definitive decision to liquidate ADEX is made by its board of directors, and (ii) the effective date of the merger involving the ADEX and the Company pursuant to the Merger Agreement.

In the fourth quarter of 2023, the Company completed additional private placements notes with certain accredited investors pursuant to which the Company issued promissory notes in the aggregate principal face amount of $7,520 and a recognition of warrant liability of $13,776. The promissory notes have an interest rate of 15.0% per annum. These notes are subject to mandatory or optional repayments, the outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon, is due at various maturity dates. In December 2023, the Company updated $15,213 of the private placement notes to extend the maturity dates out to 2025.

On November 8, 2023, the Company settled the litigation with the Washington County Commission, refer to Note 14 for settlement details.